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Filing pursuant to Rule 424(b)(2)
Registration Statement No. 333-76092

Prospectus Supplement No. 7

(To Prospectus Dated January 3, 2002)

1,898,735 *

EARTHSHELL CORPORATION

Common Stock

        You should read this entire prospectus supplement along with our base prospectus dated January 3, 2002, and the other documents incorporated by reference into this prospectus supplement before you invest. These documents contain information you should consider carefully before making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information.

        This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

        Information in this prospectus supplement replaces any inconsistent information in the base prospectus. Information in this prospectus supplement and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement or the accompanying prospectus or the sale of the common stock as an indication that there has been no change in our affairs since that date.

        Our principal executive offices are located at 800 Miramonte Drive, Santa Barbara, California 93109. Our telephone number is (805) 897-2294.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

*
This amount may be increased pursuant to the terms of that certain Common Stock Purchase Agreement dated as of July 30, 2002 by and among EarthShell Corporation and Vertical Ventures Investments, LLC

The date of this Prospectus Supplement is July 30, 2002.

USE OF PROCEEDS

        We will use the net proceeds of this offering of our common stock as described in the prospectus. See "Use of Proceeds" beginning on page 19 of the prospectus.

PLAN OF DISTRIBUTION

        To date, and including the initial issuance of the shares pursuant to this prospectus supplement, we have issued and sold 17,645,460 shares of our common stock pursuant to the prospectus dated January 3, 2002, which is part of our Registration Statement on Form S-3 (File No. 333-76092) for aggregate proceeds of $17,736,571.20

        On July 30, 2002, we entered into a common stock purchase agreement (the "Purchase Agreement") with an investor (the "Purchaser") for the sale of our common stock, for aggregate consideration of $1,500,000. The initial number of shares sold pursuant to the Purchase Agreement is 1,898,735. However, the number of shares to be issued to the Purchaser under the Purchase Agreement is subject to increase, as provided therein, based on the volume weighted average price of the Company's common stock for the five trading days commencing July 31, 2002 and ending August 6, 2002 (the "Adjustment Period").

        We are offering our common stock to the Purchaser pursuant to this prospectus supplement in accordance with the terms and conditions of the Purchase Agreement at a negotiated purchase price of $0.79 per share. If, however, the volume weighted average price for the Adjustment Period multiplied by 0.85 is less than the initial price of $0.79, the amount of shares issuable pursuant to the Purchase Agreement will be increased according to the formula set forth therein. The amount of shares issuable thereunder will not exceed 9.99% of the outstanding shares of the Company's common stock unless certain conditions set forth in the Purchase Agreement are satisfied. In addition, we have agreed to pay Olympus Securities, LLC a placement fee equal to 3.5% of the proceeds from the offering, or $52,500, and have agreed to reimburse the Purchaser $7,000 for legal fees and expenses incurred in the negotiation of the Purchase Agreement. We will not pay any other compensation in connection with the sale of these shares of our common stock.

        We have agreed to indemnify and hold harmless the Purchaser and the Purchaser's affiliates or any officers, directors, partners, controlling persons, employees or agents of the Purchaser against certain liabilities arising under the Securities Act of 1933 and otherwise as more fully set forth in the common stock purchase agreement.

        The foregoing description is qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 4.1 to the Company's Current Report on Form 8-K to be filed with the Securities and Exchange Commission on July 31, 2002.

MARKET FOR OUR COMMON STOCK

        Our common stock is listed on the NASDAQ National Market under the symbol "ERTH". On July 30, 2002, the closing price per share of our common stock was $0.83. The common stock sold under this prospectus supplement will be listed on the NASDAQ National Market after we notify the NASDAQ National Market that the shares have been issued. As of July 30, 2002, we had 136,622,125 shares of common stock outstanding.

LEGAL MATTERS

        The legality of the shares of common stock offered hereby is being passed upon by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements can typically be identified by the use of forward-looking words, such as "may," "will," "could," "project," "believe," anticipate," "expect," "estimate," "continue," "potential," "plan," "forecasts," and the like. These statements appear in a number of places in this prospectus and include statements regarding our intentions, plans, strategies, beliefs or current expectations and those of our directors or our officers with respect to, among other things:

  •
  our financial prospects;

  •
  our financing plans;

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  trends affecting our financial condition or operating results;

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  our strategies for growth, operations, and product development and commercialization; and

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  conditions or trends in or factors affecting the foodservice disposables industry.

        Forward-looking statements do not guarantee future performance and involve risks and uncertainties that could cause actual results to differ materially from those anticipated. The information contained in this prospectus, or incorporated by reference, identifies important factors that could cause such differences.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Page
USE OF PROCEEDS	S-1
PLAN OF DISTRIBUTION	S-1
MARKET FOR OUR COMMON STOCK	S-1
LEGAL MATTERS	S-1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-1

PROSPECTUS

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Prospectus Supplement No. 7
USE OF PROCEEDS
PLAN OF DISTRIBUTION
MARKET FOR OUR COMMON STOCK
LEGAL MATTERS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
TABLE OF CONTENTS